News Announcement

CONTACT:
Richard E. Gaetz, President/CEO	Robert L. Rinderman
Kevin Glass, VP Finance/CFO	Purdy R. Tran
Vitran Corporation Inc.	Jaffoni & Collins Incorporated
416/596-7664	212/835-8500 or VVN@jcir.com

FOR IMMEDIATE RELEASE

VITRAN SHAREHOLDERS APPROVE TWO NEW BOARD DIRECTORS
AT COMPANY’S ANNUAL MEETING

- Georges Hébert and William Deluce Join Vitran Board -

TORONTO, ONTARIO (April 28, 2004) – Vitran Corporation Inc. (AMX: VVN, TSX: VTN.A), a North American transportation and logistics firm, today announced that Company shareholders at Vitran’s recent Annual General Meeting voted in favor of the appointments of William Deluce and Georges Hébert to Vitran’s Board of Directors. Deluce and Hébert replace Carl Cook and Mark Curry, who both retired after many years of valuable service and contributions as members of the Board.

Additionally, Vitran mourns the passing of Albert Gnat, one of Vitran’s founding partners and a long-serving Board member. Mr. Gnat provided invaluable advice and support to the Board for many years.

Mr. Deluce has been President and Chief Executive Officer of CSAE Inc. since 1998 and also served as President and Chief Executive Officer of McComas Industries International Inc. and SMT Surface Modification Technologies Inc., from 1998 to 2000.

Mr. Hébert is co-owner of Prosys-Tec Inc. and has been its President since August 2003. From 1988 to 1998, Mr. Hébert was President of J.A. Provost Inc. He is currently a director of Laurentian Bank of Canada.

Vitran President and Chief Executive Officer Richard E. Gaetz stated, “On behalf of our entire Board, I would like to thank the departing directors for their commitment to Vitran for many years and at the same time extend a warm welcome to Mr. Hébert and Mr. Deluce. We look forward to their contributions in the years ahead.”

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (AMX: VVN , TSX: VTN.A), visit the website at www.vitran.com.

Information in this news announcement relating to projected growth, improvements in productivity and future results constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to economic factors, demand for the Company’s services, fuel price fluctuations, the availability of employee drivers and independent contractors, risks associated with geographic expansion, capital requirements, claims exposure and insurance costs, competition and environmental hazards. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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